Exhibit 99.1

JRJR NETWORKS FILES SECOND QUARTER 10-Q
Q2 REVENUE OF $36.4 MILLION EVEN COMPARED TO PRIOR YEAR;
YTD REVENUE OF $72.5 MILLION, A 30% INCREASE OVER THE PRIOR YEAR;

For Immediate Release

(Dallas, TX, December 6, 2016) - JRjr33, Inc., doing business as JRJR Networks [NYSE MKT: JRJR] today announced it has filed its Form 10-Q for the period ended June 30, 2016.

In addition, the Company has filed an amended Form 10-Q for the period ended June 30, 2015. Following the Form 8-K filed on September 19, 2016, the Company identified several issues which triggered a restatement of the prior year financials.

John Rochon, Founder and Chairman of JRJR Networks, commented, “We are pleased to report substantially higher year over year revenues resulting in $16.6 million of incremental sales mostly arriving from our newly acquired entity Betterware in the UK. While we remain focused on integrating efficiencies into the costs structure of our platform companies, these efforts were not yet realized in the June quarter due to the timing of the acquisition and additional costs related to regaining compliancy of our public filings.

Having spent the best part of 2015 and 2016 integrating the sales, marketing and operations of 10 businesses, operating in over 50 countries, with in excess of 70,000 sales personnel, into the Company. We are pleased with this substantial year-over-year expansion in revenues.  The hard work of our team has borne fruit and has set the table to take the Company’s strategic development plan forward.

With our filing of the June 30, 2016 Form 10-Q, we achieved a very large milestone in filing our Q within the plan period approved by the New York Stock Exchange. We are diligently working on our September 30, 2016 Form 10-Q,

Once we regain compliancy with the Exchange, we believe there are several interesting opportunities currently under review that should continue to enhance the brand and business model we are committed to. We look forward to beginning 2017 with a series of operating initiatives focused on brand supremacy, sales penetration and additional operational enhancements.”

Financial Highlights

Revenue for the second quarter was approximately $36.4 million, which is comparable to last year’s revenue of $36.0 million. The revenue for the six months ended June 30, 2016 was approximately $72.5 million, compared to $55.9 million during the same period the prior year, an increase of $16.6 million, or 30%.

Net revenue for the second quarter was approximately $30.1 million, which is comparable to last year’s net revenue of $30.5 million. The net revenue for the six months ended June 30, 2016 was approximately $60.3 million, compared to $47.8 million during the same period the prior year, an increase of $12.5 million, or 26%.

Gross profit was approximately $20.8 million, compared to $21.0 which is about equal to the second quarter last year. The gross profit for the six months ended June 30, 2016 was approximately $40.6 million, compared to $33.1 million during the same period the prior year, an increase of $7.5 million, or 23%.

Gross profit margin during the quarter was 57% of revenue, compared to 58% of revenue in the prior year. The gross profit margin for the six months ended June 30, 2016 was 56%, compared to 59% during the same period the prior year, a decrease of 3%.

Operating loss for the second quarter increased to approximately $(4.5) million, compared to $(3.3) million in the prior year, a change of $1.2 million. The operating loss increased to approximately $(11.3) million, compared to $(7.5) million in the prior year, a change of $3.8 million. The operating loss increased in the second quarter due to a decrease in the gross profit as well as an increase in operating expenses of approximately $1.1 million due to the addition of Betterware. Betterware added approximately $4.2 million of operating expenses in the quarter which means that the Company has organically reduced operating expenses compared to last year.

Net loss attributable to JRjr33, Inc. for the second quarter was approximately $(4.6) million, or a loss of 13% of revenue, increased compared to the $(3.0) million, or a loss of 8% of revenue, experienced during the second quarter of last year. The net loss attributable to JRjr33, Inc. for the six months ended June 30, 2016 was approximately $(11.4) million, or a loss of 16% of revenue, compared to $(7.1) million, or a loss of 13% of revenue, during the same period the prior year, an increase of $4.3 million. The net loss in the second quarter increased as a result of the increase in operating losses as well as the increase in interest expense as a result of the company taking on additional debt in the fourth quarter of last year as well $0.2 million in late filing penalties to Dominion.

Adjusted EBITDA (losses) for the quarter was approximately $(2.4) million, or a loss of 7% of revenue, which has increased from the prior year’s loss of $(1.0) million, or a loss of 3% of revenue. The adjusted EBITDA (losses) for the six months ended June 30, 2016 was approximately $(6.3) million, or a loss of 9% of revenue, which has increased from the prior year’s loss of $(4.1) million, or a loss of 7% of revenue. The

EBITDA loss increased in the second quarter for the same reasons as the operating loss, a decrease in gross profit and an increase in operating expenses due to the addition of Betterware.

As the Company will hold a conference call Wednesday December 7th at 4:30 p.m. Eastern Time, to discuss the company's second quarter 2016 financial results.

To participate in the conference call, please dial toll free (888) 437 - 9366. Please use conference pass code 9757078.

For international callers, please dial (toll) (719) 325-2351, with the same pass code.

An audio replay of the conference call will be available in the investor relations section of the Company's website following completion of the call for approximately 10 business days.

JRjr33, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in thousands, except share and per share data)	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$2,196	$6,482
Marketable securities	1,247	5,306
Accounts receivable, net	5,036	4,828
Inventory, net	19,310	20,799
Other current assets	4,235	2,303
Total current assets	32,024	39,718
Assets held for sale	998	1,111
Restricted cash	—	2,857
Sale leaseback security deposit	4,414	4,414
Property, plant and equipment, net	4,687	5,387
Property under capital leases, net	14,053	14,654
Goodwill	5,146	5,427
Intangibles, net	8,088	8,801
Other assets	37	135
Total assets	$69,447	$82,504
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,144	$15,937
Related party payables	1,799	1,605
Accrued commissions	4,314	3,033
Accrued liabilities	8,397	7,303
Deferred revenue	2,879	2,307
Taxes payable	5,444	4,830
Current portion of long-term debt	8,627	3,048
Other current liabilities	857	777
Total current liabilities	47,461	38,840
Deferred tax liability	780	744
Long-term debt, less current portion	6,077	12,784
Capital lease obligation, less current portion	16,057	16,332
Other long-term liabilities	2,870	2,864
Total liabilities	73,245	71,564
Commitments and contingencies (Note 12)
Stockholders’ equity:
Preferred stock, par value $0.001 per share, 500,000 authorized; -0-issued and outstanding	—	—
Common stock, par value $0.0001 per share, 250,000,000 shares authorized; 35,993,324 and 35,718,279 shares issued and outstanding, at June 30, 2016 and at December 31, 2015 respectively	4	4
Additional paid-in capital	59,166	58,837
Accumulated other comprehensive loss	(2,056)	(586)
Accumulated deficit	(56,642)	(45,255)
Total stockholders’ equity attributable to JRjr33, Inc.	472	13,000
Stockholders’ equity attributable to non-controlling interest	(4,270)	(2,060)
Total stockholders’ equity	(3,798)	10,940
Total liabilities and stockholders’ equity	$69,447	$82,504

JRjr33, Inc.
Condensed Consolidated Statements of Operations
 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per common share data)	2016	2015	2016	2015
Revenue	$36,414	$36,028	$72,489	$55,906
Program costs and discounts	(6,292)	(5,553)	(12,194)	(8,124)
Net revenues	30,122	30,475	60,295	47,782
Costs of sales	9,274	9,468	19,726	14,658
Gross profit	20,848	21,007	40,569	33,124
Distributor expense	9,224	9,269	18,656	15,769
Selling expense	4,729	4,299	9,251	6,609
General and administrative expense	10,726	10,103	22,499	18,536
Share based compensation expense	49	(30)	50	(1,197)
Depreciation and amortization	696	492	1,368	771
Gain on sale of assets	(70)	(40)	(112)	(83)
Impairment of goodwill	—	192	191	192
Operating loss	(4,506)	(3,278)	(11,334)	(7,473)
Gain on sale of marketable securities	(7)	—	(9)	(192)
Interest expense, net	1,037	565	1,868	1,164
Loss before income tax provision	(5,536)	(3,843)	(13,193)	(8,445)
Income tax provision	334	195	410	386
Net loss	(5,870)	(4,038)	(13,603)	(8,831)
Net loss attributable to non-controlling interest	1,253	1,016	2,216	1,686
Net loss attributable to JRjr33, Inc.	$(4,617)	$(3,022)	$(11,387)	$(7,145)
Basic and diluted loss per share:
Weighted average common shares outstanding	35,892,137	34,367,095	35,912,156	32,017,582
Loss per common share attributable to JRjr33, Inc., basic and diluted	$(0.13)	$(0.09)	$(0.32)	$(0.22)

JRjr33, Inc.
EBITDA (losses) Reconciliation
 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2,015	2,016	2,015
Net loss	$(5,870)	$(4,038)	$(13,603)	$(8,831)
Interest, net	1,037	565	1,868	1,164
Income tax expense	334	195	410	386
Depreciation and amortization	837	633	1,649	1,053
EBITDA (losses)	(3,662)	(2,645)	(9,676)	(6,228)
Capital market expenses	107	361	243	835
M&A expenses	432	312	825	642
M&A infrastructure expense	614	778	1,289	1,497
Other EBITDA Adjustments	134	223	1,013	(887)
Adjusted EBITDA (losses)	$(2,375)	$(971)	$(6,306)	$(4,141)

Cautionary Note Regarding Adjusted EBITDA:

This news release includes information on Adjusted EBITDA, which is a non-GAAP financial measure as defined by SEC Regulation G.

Management believes that Adjusted EBITDA, when viewed with our results under GAAP and the accompanying reconciliations, provides useful information about our period-over-period growth. Adjusted EBITDA is presented because management believes it provides additional information with respect to the performance of our fundamental business activities and is also frequently used by securities analysts, investors and other interested parties in the evaluation of comparable companies. We also rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team.

Adjusted EBITDA is a non-GAAP financial measure. We calculate adjusted EBITDA by taking net income, and adding back the expenses related to interest, income taxes, depreciation, and amortization, stock compensation expenses, non-cash compensation, deferred rent, inventory write-off adjustments, gains/losses in relation to the sale of an asset, asset impairment costs such as goodwill or other identifiable intangible impairment, asset fair value adjustments, and debt forgiveness expenses, as each of those elements are calculated in accordance with GAAP. Adjusted EBITDA should not be construed as a substitute for net income (loss) (as determined in accordance with GAAP) for the purpose of analyzing our operating performance or financial position, as Adjusted EBITDA is not defined by GAAP. A reconciliation is provided above in this press release.

About JRJR Networks (www.jrjrnetworks.com)

JRJR Networks is a growing platform of direct-to-consumer brands. Within JRJR Networks, each company retains its separate identity, sales force, product line and compensation plan, while JRJR Networks seeks synergies and efficiencies in operational areas. In addition to Your Inspiration at Home, JRJR Networks companies currently include The Longaberger Company, a 42-year old maker of hand-crafted baskets and other home decor items; Tomboy Tools, a direct seller of tools designed for women; Agel Enterprises, a global seller of nutritional products in gel form as well as a skin care line, operating in 40 countries; Paperly, which offers a line of custom stationery and other personalized products; Uppercase Living, which offers a line of customizable vinyl expressions for display on walls in the home; Kleeneze, a 95-year old UK-based catalog seller of cleaning, health, beauty, home, outdoor and a variety of other products, and Betterware, a UK-based home catalog seller. JRJR Networks also includes Happenings, a lifestyle publication and marketing company.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained in this press release are forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," or "will" or the negative of these terms or other comparable terminology and include statements regarding the expected timing of the filing of the Form 10-Q for the period ended June 30, 2016, the continued sales force and employee performance and our continued growth.  These forward-looking statements are based on management's expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, our ability to expand leadership activities in support of our sales, our ability to continue to grow, our ability to integrate the entities that we have acquired, our ability to strengthen our internal controls and the other risks outlined under "Risk Factors" in our Annual Report on Form 10-K for our fiscal year ended December 31, 2015 and our other filings with the SEC, including subsequent reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

Contact:
Investor Relations: Tucker Gagen (tucker.gagen@jrjrnetworks.com)
Media Contact: Brenton Baker (brenton.baker@jrjrnetworks.com)